Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

SENESCO ANNOUNCES RESULTS OF PRE-CLINICAL EFFICACY,
TOXICOLOGY AND DOSE RANGING STUDIES FOR MULTIPLE MYELOMA
THERAPEUTIC CANDIDATE

NEW BRUNSWICK, N.J. February 3, 2009 — Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Alternext US: SNT) today announced results of efficacy, toxicological and dose-finding studies in mice for its potential multiple myeloma drug candidate, SNS-01.  SNS-01 is a nano-encapsulated combination therapy of Factor5A and an siRNA against Factor 5A.  These studies, undertaken to determine the efficacy, maximum tolerated dose and the feasibility of long-term intravenous administration of SNS-01, were performed at the University of Waterloo, Ontario, Canada.

The Company’s anti-myeloma efficacy study in severe combined immune-deficient mice with human multiple myeloma subcutaneous tumors tested SNS-01 dosages ranging from 0.15 mg/kg to 1.5 mg/kg.  In these studies, mice treated with a dose of either 0.75 mg/kg or 1.5 mg/kg both showed a 91% reduction in tumor volume and a decrease in tumor weight of 87% and 95%, respectively.  For mice that received smaller doses of either 0.38 mg/kg or 0.15 mg/kg, there was also a reduction in tumor volume (73% and 61%, respectively) and weight (74% and 36%, respectively).  All of the treated mice, regardless of dose, survived.

This therapeutic dose range provided the basis for an 8 day maximum tolerated dose study in which normal mice received two intravenous doses of increasing amounts of SNS-01 (from 2.2 mg/kg to 3.7 mg/kg).  Body weight, organ weight and serum levels of liver enzymes were used as clinical indices to assess toxicity.  A dose between 2.2 mg/kg and 2.9 mg/kg was well tolerated with respect to these clinical indices, and the survival rate at 2.9 mg/kg was 80%.  Those mice receiving above 2.9mg/kg of SNS-01 showed evidence of morbidity and up to 80% mortality.  The 2.9 mg/kg threshold, twice the upper end of the therapeutic dose range, was therefore determined to be the maximum tolerated dose in mice.

The final study, a 9-week repeated dose study in normal mice, was designed to assess toxicity following long-term administration of twice-weekly therapeutic doses (1.5 mg/kg) of SNS-01.  This study also included a group of mice that were dosed with a mouse-specific eIF5A siRNA to determine whether there were any toxic effects of suppressing eIF5A in mouse tissues. The change in mean body weight of the treated and untreated mice was exactly the same over the course of the study.  In addition to the indices studied in the maximum tolerated dose experiment, hematology was monitored in this experiment.  Over the course of six weeks, both the mean red blood cell count (9.8 for control mice, 9.6 for treated mice) and white blood cell count (7.5 for control mice, 7.2 for treated mice) remained consistent, further supporting the conclusion that SNS-01 was non-toxic in these studies. Histopathological analysis of the major organs was conducted by an independent pathologist and revealed no toxicity attributable to SNS-01.

Richard Dondero, Senesco’s Vice President of Research and Development commented, “These mouse efficacy studies allowed us to determine a proposed therapeutic dose range for SNS-01. The results of our pre-clinical toxicology and dose-ranging studies indicate a maximum tolerated dose 2-4 times higher than those producing anti-tumor effects in mice.”

It is Senesco’s goal to file an Investigational New Drug Application for SNS-01 before the end of calendar year 2009.  The Company will need to conduct longitudinal toxicology studies and meet with the FDA during this process.

About SNS-01

Senesco’s SNS-01 consists of three components: an eIF5A plasmid, an siRNA against eIF5A and polyethyleneiminie (PEI).  The eIF5A plasmid upregulates the apoptotic pathways within cancer cells.  The siRNA downregulates proinflammatory cytokines, NF-kB and ICAM, which are proliferation factors for multiple myeloma.  PEI is a nanoparticle complexed to the other two components for intravenous delivery.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.